Exhibit B

			Money Pool Rule 24
                        Transaction Report
                             Bank Loans

  Company   Trans. Date   Transaction     Balance     Lending Bank
    ELI       7/3/02           -        $15,000,000  Hibernia
    ELI       8/2/02           -        $15,000,000  Hibernia
    EMI       7/1/02           -        $25,000,000  Trustmark
    EMI       7/31/02          -        $25,000,000  Trustmark
    EMI       8/30/02    ($25,000,000)       $0      Trustmark